Exhibit 99

Best Buy Reports Second Quarter Results
Non-GAAP EPS from continuing operations of $0.32
GAAP EPS from continuing operations of $0.69
$65 million in additional Renew Blue cost reductions

MINNEAPOLIS, August 20, 2013 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the second quarter (“Q2 FY14”) ended August 3, 2013, as compared to the second quarter (“Q2 FY13”) ended August 4, 2012.

Revenue

	Q2 FY14	Q2 FY13
Revenue ($ in millions)	$9,300	$9,339
Comparable store sales % change[1]	(0.6)%	(3.3)%
Domestic Segment:
Comparable store sales % change[1]	(0.4)%	(1.6)%
Comparable online sales % change	10.5%	14.2%
International Segment:
Comparable store sales % change[1]	(1.8)%	(11.3)%

Operating Income, Diluted EPS and Return on Invested Capital (ROIC)

	GAAP		Non-GAAP[2]
	Q2 FY14	Q2 FY13	Q2 FY14	Q2 FY13
Operating income as a % of revenue	4.4%	0.9%	2.2%	1.9%
Diluted EPS from continuing operations	$0.69	$0.09	$0.32	$0.26
ROIC[3]	n/a	n/a	9.1%	11.2%

Note: During Q2 FY14, the company reached legal settlements with multiple defendants under which it will receive a total of $229 million, net of litigation costs (approximately $30 million in cash was received in Q2 FY14, with the remainder to be received in installments over the next eight quarters). These settlements were the result of a lawsuit filed by the company, as disclosed in the company's most recent Form 10-Q, that alleges price fixing by certain manufacturers of TFT-LCD panels from 1998 to 2006. The company has excluded the impact of the settlements reached during Q2 FY14 in its non-GAAP financial results to provide meaningful comparisons versus last year. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Hubert Joly, Best Buy president and CEO, commented, “In November at our investor meeting, we talked about the two problems we had to solve: declining comparable store sales and declining operating margins. Since that time, the resolution of these two problems has become our Renew Blue rallying cry and the organization's goals and objectives have been prioritized accordingly. While we are clear there is much more work ahead, we have made measurable progress since we unveiled Renew Blue last year, including near flat comparable store sales, substantive cost take outs, and better-than-expected earnings in the past three consecutive quarters.”

Joly continued, “As expected, Domestic comparable store sales were down 0.4%. But this was driven by short-term disruptions caused by the retail deployment of the Samsung Experience Shops, Windows Stores, and floor space optimization, as well as our continuing rationalization of non-core businesses. Excluding these impacts, Domestic comparable store sales were flat to slightly positive for the quarter. In addition, we delivered a better-than-expected non-GAAP diluted EPS of $0.32.”

Joly concluded, "During the second quarter, we continued to make substantial progress on our Renew Blue priorities. This progress included (1) driving a more than 10% increase in Domestic comparable online sales; (2) improving our Net Promoter Score; (3) enriching our retail customer experience through the rollout of our Samsung Experience Shops and Windows Stores; (4) piloting our “buy online - ship from store” initiative in 50 stores; and (5) eliminating an additional $65 million in annualized costs - bringing our “nine-month” total of annualized cost reductions to $390 million toward our target of $725 million.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “As we look forward to the back half of the year, we are encouraged by the momentum that is being driven through the execution of our Renew Blue priorities. To build on this momentum and to position us for a strong Q4 FY14 and FY15, our Q3 and Q4 FY14 investment plan, as previously discussed, includes ongoing pricing and SG&A investments related to the following Renew Blue initiatives: (1) price reductions to further enhance Best Buy's price competitiveness where needed; (2) increased marketing costs to support growth in the mobile category; (3) improvements in the multi-channel customer experience; (4) optimization of our retail floor space; and (5) the re-platforming of bestbuy.com. The SG&A component of these investments is inclusive of the $150 to $200 million incremental SG&A that was announced earlier this year.”

McCollam continued, “In addition to these investments, two other operational factors are also expected to negatively impact our Q3 and Q4 results. The first is a temporary increase in our mobile warranty costs that is expected to continue through Q1 FY15. This temporary increase is related to higher claims frequency on our legacy Geek Squad Protection programs that will expire or be operationally restructured over the next several quarters. The second is a longer term change in the economics of our private-label credit card program that is being sold by Capital One to Citibank in the third quarter of this year. This impact is due to the expiration of our previous agreement with Capital One which offered Best Buy substantially better financial terms than what is commercially available in the market today due to changes in both the regulatory environment and general consumer credit market overall.”

McCollam added, “To partially offset these investments and increased operational costs is the positive financial benefit that we expect to see from the $390 million in annualized Renew Blue cost savings that Hubert mentioned above, in addition to the further savings that we are expecting to deliver in Q3 and Q4 FY14.”

McCollam concluded, “So while it is not our intent today to provide comprehensive financial guidance on the total company P&L for Q3 or Q4 FY14 or FY15, we do recognize that it is difficult for investors to estimate the potential magnitude of these investments and increased operational costs without further context. We also recognize that having such a financial estimate, particularly in light of the transformative actions that are being initiated at Best Buy, is important to understanding and accurately projecting future results. Therefore, to assist our investors in making these projections, we are providing here today our latest quarterly estimates of the year-over-year basis point impact of these factors to the total company operating income rate. These estimates reflect the sum of the three P&L drivers we just discussed: (1) the negative impact of the pricing and SG&A investments; (2) the increased operational costs; and (3) the positive impact of the Renew Blue cost savings. By quarter, these estimates are as follows: (1) negative 90 to 110 basis points in Q3 FY14; (2) negative 40 to 70 basis points in Q4 FY14; (3) negative 60 to 90 basis points in Q1 FY15; (4) negative 70 to 100 basis points in Q2 FY15; and (5) negative 30 to 60 basis points in Q3 FY15. Again, these estimates only pertain to these specific P&L drivers and should not be used or interpreted in isolation as a calculated projection of our expected year-over-year change in the total company operating income rate for the quarters discussed. As we have seen in the last three quarters, our core business performance is stabilizing and our product mix and cost containment initiatives (above and beyond our Renew Blue cost savings) have been stronger than expected. As such, we expect that through continued improvements in our core business performance, we will be able to offset some or all of these impacts.”

Domestic Segment Second Quarter Results

Revenue
Domestic revenue of $7.81 billion increased 0.1% versus last year. This increase was primarily driven by the revenue from 57 net new Best Buy Mobile stand-alone stores that were opened predominantly in Q3 and Q4 FY13, partially offset by a comparable store sales decline of 0.4%. Comparable store sales were negatively impacted by short-term disruptions caused by the retail deployment of the Samsung Experience Shops, Windows Stores, and floor space optimization, as well as our continuing rationalization of non-core businesses. Excluding these impacts, Domestic comparable store sales would have been flat to slightly positive.

Domestic online revenue was $477 million and comparable online sales increased 10.5% due to increased traffic and higher average order value. Including new gaming console pre-orders, which the company does not expect to ship or recognize as revenue until Q4 FY14, comparable online demand increased over 16%.

From a merchandising perspective, strong growth in mobile phone and appliances was partially offset by declines in other categories, including gaming and digital imaging.

Gross Profit Rate
Domestic gross profit rate was 27.4% versus 24.3% last year. Excluding legal settlements referred to earlier in this release, non-GAAP Domestic gross profit rate was 24.0% versus 24.3% last year. This 30 basis point rate decline was primarily driven by (1) increased product warranty-related costs associated with higher claims frequency in the mobile category; and (2) greater investment in price competitiveness, particularly in appliances and mobile. These impacts were partially offset by improved overall product mix and the accelerated recognition of previously deferred revenue associated with our Capital One credit card portfolio that will be sold to Citibank in the third quarter of this year.

Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.72 billion or 22.0% of revenue versus $1.72 billion or 22.1% of revenue last year. On a non-GAAP basis, Domestic SG&A expenses were $1.67 billion or 21.3% of revenue versus $1.72 billion or 22.1% of revenue last year. This 80 basis point rate decline was primarily driven by (1) tighter expense management discipline throughout the company and the realization of the Renew Blue cost reduction initiatives; and (2) the impact of Q2 FY13 store closures. These impacts were partially offset by Renew Blue investments in the optimization of our retail floor space and the re-platforming of and functionality enhancements to bestbuy.com.

International Segment Second Quarter Results

Revenue
International revenue of $1.49 billion declined 2.9% versus last year. The decline was due to (1) the loss of revenue from 15 large format stores that were closed last year in Canada; and (2) a comparable store sales decline of 1.8%. Comparable store sales were negatively impacted by lower demand for consumer electronics and ongoing competitive pressure in Canada, partially offset by increased consumer demand in China due to expiring government subsidies that were supported by increased promotional offers.

Gross Profit Rate
International gross profit rate was 22.3% versus 23.8% last year. This 150 basis point rate decline was primarily driven by (1) a higher mix of China revenue that carries a lower gross profit rate; and (2) higher promotional activity in China.

SG&A
International SG&A expenses were $334 million or 22.4% of revenue versus $360 million or 23.4% of revenue last year. On a non-GAAP basis, International SG&A expenses were $332 million or 22.3% of revenue versus $359 million or 23.4% of revenue last year. This 110 basis point rate decline was primarily driven by (1) a higher mix of China revenue that carries a lower SG&A rate; and (2) cost reductions in Canada and China.

Renew Blue Cost Reduction Initiatives Update
Since the company's last earnings release on May 21, the company has eliminated $65 million in annualized costs ($30 million in SG&A and $35 million in cost of goods sold). These reductions are primarily being driven by (1) supply chain efficiencies; and (2) various efficiency improvements, including the optimization of the organizational structure to reduce costs and enhance accountability. Together with the $325 million previously announced, the company has eliminated a total of $390 million in annualized costs ($325 million in SG&A and $65 million in cost of goods sold) out of the $725 million North American opportunity that was presented at the company's Investor Day in November 2012.

Sale of Stake in European Business Completed
During the second quarter, Best Buy completed the sale of its 50% interest in Best Buy Europe and received proceeds of $526 million in net cash upon closing and $123 million in cash proceeds from the subsequent sale of the CPW ordinary shares received as part of the consideration for the sale. The company will also receive approximately $39 million in deferred cash plus interest on both the first and second anniversary of the closing. Beginning in Q1 FY14, results from European operations were presented as discontinued operations.

Bond Offering
On July 16, 2013, Best Buy completed a public bond offering for $500 million in 5.0% notes due in August 2018. The company used the net proceeds from the sale for general corporate purposes, including the repayment of $500 million in 6.75% notes that matured on and were retired as of July 15, 2013.

Dividends
On July 2, 2013, the company paid a quarterly dividend of $0.17 per common share outstanding, or $58 million.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on August 20, 2013. A webcast of the call is expected to be available on its website at www.investors.bestbuy.com both live and after the call. A telephone replay is also available starting at approximately 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on August 20 through August 27, 2013. The dial-in number for the replay is 800-406-7325 (domestic) or 303-590-3030 (international), and the access code is 4635419.

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores and businesses are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable store sales excludes the impact of revenue from discontinued operations. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. Online revenue is included in Best Buy's same store sales calculation.

(2) The company defines non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income and non-GAAP diluted earnings per share for the periods presented as its gross profit, SG&A, operating income and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) adjusted to exclude the effect of Q2 FY14 LCD legal settlements, restructuring charges, non-restructuring asset impairments, gains on sales of investments and the tax impact from the sale of the company's European business.

These non-GAAP financial measures provide investors with an understanding of the company's financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company's gross profit, SG&A, operating income and diluted earnings per share for its fiscal quarter ended August 3, 2013, against the company's results for the respective prior-year periods and against third party estimates of the company's gross profit, SG&A, operating income and diluted earnings per share for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources, and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

(3) The company defines non-GAAP return on invested capital ("ROIC") as non-GAAP net operating profit after taxes divided by average invested capital for the periods presented (including both continuing and discontinued operations). Non-GAAP net operating profit after taxes is defined as our operating income for the periods presented calculated in accordance with GAAP adjusted to exclude the effects of: (i) operating lease interest; (ii) investment income; (iii) net earnings attributable to noncontrolling interests; (iv) income taxes; (v) all restructuring charges in costs of goods sold and operating expenses, the effect of Q2 FY14 LCD legal settlements, goodwill and tradename impairments, and BBE transaction costs; and (vi) the noncontrolling interest impact of the restructuring charges, BBE transaction costs and the purchase of CPW's share of the Best Buy Mobile profit share agreement. Average invested capital is defined as the average of our total assets for the trailing four quarters in relation to the periods presented adjusted to: (i) exclude excess cash and cash equivalent and short-term investments; (ii) include capitalized operating lease obligations calculated using a multiple of eight times rental expenses; (iii) exclude our total liabilities, less our outstanding debt; and (iv) exclude equity of noncontrolling interests.

This non-GAAP financial measure provides investors with a supplemental measure to evaluate how effectively the company is investing its capital and deploying its assets. Management uses this non-GAAP financial measure to assist in allocating resources, and trends in the measure may fluctuate over time as management balances long-term initiatives with possible short-term impacts. Our ROIC calculation utilizes total operations in order to provide a measure that includes the results of and capital invested in all operations, including those businesses that are no longer continuing operations. This non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see “Reconciliation of Non-GAAP Financial Measures” attached to this release for more detail.

Forward-Looking and Cautionary Statements:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management's current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: general economic conditions, changes in consumer preferences, credit market changes and constraints, acquisitions and development of new businesses, divestitures and dispositions, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, natural or man-made disasters, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company's ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated expense and cost reductions from operational changes, failure to achieve anticipated benefits of announced transactions, integration challenges relating to new ventures and unanticipated costs associated with previously announced or future restructuring activities. A further list and description of these risks, uncertainties and other matters can be found in the company's annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy's Annual Report on Form 10-K filed with the SEC on March 27, 2013. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contacts:
Bill Seymour, Vice President, Investor Relations
(612) 291-6122 or bill.seymour@bestbuy.com

Mollie O'Brien, Director, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Senior Director, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Six Months Ended
	Aug 3, 2013	Aug 4, 2012	Aug 3, 2013	Aug 4, 2012
Revenue	$9,300	$9,339	$18,680	$19,712
Cost of goods sold	6,831	7,078	14,041	14,867
Gross profit	2,469	2,261	4,639	4,845
Gross profit %	26.5%	24.2%	24.8%	24.6%
Selling, general and administrative expenses	2,049	2,082	4,045	4,275
SG&A %	22.0%	22.3%	21.7%	21.7%
Restructuring charges	7	91	13	218
Operating income	413	88	581	352
Operating income %	4.4%	0.9%	3.1%	1.8%
Other income (expense):
Gain on sale of investments	14	—	14	—
Investment income and other	5	2	10	5
Interest expense	(26)	(26)	(53)	(54)
Earnings from continuing operations before income tax expense	406	64	552	303
Income tax expense	169	33	218	103
Effective tax rate	41.6%	51.7%	39.4%	33.9%
Net earnings from continuing operations	237	31	334	200
Gain (loss) from discontinued operations, net of tax	11	(38)	(159)	(55)
Net earnings (loss) including noncontrolling interests	248	(7)	175	145
Net loss from discontinued operations attributable to noncontrolling interests	18	19	10	25
Net earnings attributable to Best Buy Co., Inc. shareholders	$266	$12	$185	$170

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings from continuing operations	$237	$31	$334	$200
Net earnings (loss) from discontinued operations	29	(19)	(149)	(30)
Net earnings attributable to Best Buy Co., Inc. shareholders	$266	$12	$185	$170

Basic earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.69	$0.09	$0.98	$0.59
Discontinued operations	0.09	(0.05)	(0.44)	(0.09)
Basic earnings per share	$0.78	$0.04	$0.54	$0.50

Diluted earnings (loss) per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.69	$0.09	$0.97	$0.59
Discontinued operations	0.08	(0.05)	(0.43)	(0.09)
Diluted earnings per share	$0.77	$0.04	$0.54	$0.50

Dividends declared per Best Buy Co., Inc. common share	$0.17	$0.16	$0.34	$0.32

Weighted average Best Buy Co., Inc. common shares outstanding (in millions)
Basic	340.4	338.2	339.7	340.3
Diluted	344.4	338.6	343.0	341.0

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

			Excluding Best Buy Europe
	Aug 3, 2013	Aug 4, 2012	Aug 4, 2012[1]
ASSETS
Current assets
Cash and cash equivalents	$1,910	$680	$615
Receivables	1,188	2,135	898
Merchandise inventories	5,437	6,299	5,836
Other current assets	879	1,070	913
Total current assets	9,414	10,184	8,262
Net property and equipment	2,744	3,407	3,023
Goodwill	528	1,342	1,342
Tradenames	103	130	104
Customer relationships	74	221	81
Equity and other investments	59	91	91
Other assets	362	474	237
TOTAL ASSETS	$13,284	$15,849	$13,140

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$4,968	$6,055	$5,330
Unredeemed gift card liabilities	358	385	380
Accrued compensation	343	464	381
Accrued liabilities	1,185	1,476	1,205
Accrued income taxes	130	7	2
Short-term debt	—	519	—
Current portion of long-term debt	44	542	539
Total current liabilities	7,028	9,448	7,837
Long-term liabilities	1,017	1,125	1,042
Long-term debt	1,634	1,165	1,161
Equity	3,605	4,111	3,100
TOTAL LIABILITIES & EQUITY	$13,284	$15,849	$13,140

(1) Represents the assets, liabilities and equity as of Aug. 4, 2012 excluding Best Buy Europe.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Six Months Ended
	Aug 3, 2013	Aug 4, 2012
OPERATING ACTIVITIES
Net earnings including noncontrolling interests	$175	$145
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation	375	445
Amortization of definite-lived intangible assets	12	20
Restructuring charges	113	223
Loss on sale of business	123	—
Stock-based compensation	45	64
Deferred income taxes	(3)	(88)
Other, net	15	21
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	145	300
Merchandise inventories	569	512
Other assets	(59)	(139)
Accounts payable	(1,114)	(834)
Other liabilities	(392)	(575)
Income taxes	15	(316)
Total cash provided by (used in) operating activities	19	(222)

INVESTING ACTIVITIES
Additions to property and equipment	(301)	(316)
Sales of investments, net	33	53
Proceeds from sale of business, net of cash transferred upon sale	67	25
Acquisition of business, net of cash acquired	—	(30)
Changes in restricted assets	—	73
Other, net	(2)	—
Total cash used in investing activities	(203)	(195)

FINANCING ACTIVITIES
Repurchase of common stock	—	(255)
Borrowings of debt, net	393	23
Dividends paid	(116)	(109)
Issuance of common stock	22	15
Other, net	(7)	(8)
Total cash provided by (used in) financing activities	292	(334)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(24)	30

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	84	(721)

ADJUSTMENT FOR CHANGE IN FISCAL YEAR	—	202

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AFTER ADJUSTMENT	84	(519)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,826	1,199

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,910	$680

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary

	Three Months Ended		Six Months Ended
	Aug 3, 2013	Aug 4, 2012	Aug 3, 2013	Aug 4, 2012
Revenue	$7,809	$7,803	$15,788	$16,625
Gross profit	$2,136	$1,896	$4,007	$4,129
SG&A	$1,715	$1,722	$3,363	$3,533
Operating income	$420	$83	$642	$378

Key Metrics
Comparable store sales % change[1]	(0.4)%	(1.6)%	(0.7)%	(2.7)%
Gross profit as a % of revenue	27.4%	24.3%	25.4%	24.8%
SG&A as a % of revenue	22.0%	22.1%	21.3%	21.3%
Operating income as a % of revenue	5.4%	1.1%	4.1%	2.3%

Adjusted (non-GAAP) Results[2]
Gross profit	$1,872	$1,896	$3,743	$4,129
Gross profit as a % of revenue	24.0%	24.3%	23.7%	24.8%
SG&A	$1,667	$1,721	$3,311	$3,519
SG&A as a % of revenue	21.3%	22.1%	21.0%	21.2%
Operating income	$205	$175	$432	$610
Operating income as a % of revenue	2.6%	2.2%	2.7%	3.7%

International Segment Performance Summary

	Three Months Ended		Six Months Ended
	Aug 3, 2013	Aug 4, 2012	Aug 3, 2013	Aug 4, 2012
Revenue	$1,491	$1,536	$2,892	$3,087
Gross profit	$333	$365	$632	$716
SG&A	$334	$360	$682	$742
Operating income (loss)	$(7)	$5	$(61)	$(26)

Key Metrics
Comparable store sales % change[1]	(1.8)%	(11.3)%	(2.3)%	(12.4)%
Gross profit as a % of revenue	22.3%	23.8%	21.9%	23.2%
SG&A as a % of revenue	22.4%	23.4%	23.6%	24.0%
Operating income (loss) as a % of revenue	(0.5)%	0.3%	(2.1)%	(0.8)%

Adjusted (non-GAAP) Results[2]
SG&A	$332	$359	$672	$740
SG&A as a % of revenue	22.3%	23.4%	23.2%	24.0%
Operating income (loss)	$1	$6	$(40)	$(24)
Operating income (loss) as a % of revenue	0.1%	0.4%	(1.4)%	(0.8)%

(1) Best Buy's comparable store sales is comprised of revenue at stores, call centers, and websites operating for at least 14 full months as well as revenue related to other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores and businesses are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of the comparable store sales percentage change attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable store sales excludes the impact of the extra week of revenue in the first quarter of fiscal 2012, as well as revenue from discontinued operations. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy's method of calculating comparable store sales may not be the same as other retailers' methods. Online revenue is included in Best Buy's same store sales calculation.

(2) See table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

Domestic Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Aug 3, 2013	Aug 4, 2012	Aug 3, 2013	Aug 4, 2012
Consumer Electronics[1]	30%	32%	(5.5)%	(10.7)%
Computing and Mobile Phones[1]	49%	45%	5.8%	8.7%
Entertainment	5%	8%	(29.8)%	(22.1)%
Appliances	8%	7%	14.2%	9.0%
Services[2]	7%	7%	1.7%	1.2%
Other	1%	1%	n/a	n/a
Total	100%	100%	(0.4)%	(1.6)%

International Segment Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
	Aug 3, 2013	Aug 4, 2012	Aug 3, 2013	Aug 4, 2012
Consumer Electronics[1]	28%	30%	(7.3)%	(14.7)%
Computing and Mobile Phones[1]	36%	36%	(2.2)%	(3.3)%
Entertainment	4%	6%	(27.7)%	(13.3)%
Appliances	27%	23%	13.7%	(19.0)%
Services[2]	5%	5%	(7.2)%	(9.3)%
Other	< 1%	< 1%	n/a	n/a
Total	100%	100%	(1.8)%	(11.3)%

(1) During the first quarter of fiscal 2014, e-Readers were moved from the "Consumer Electronics" revenue category to "Computing and Mobile Phones" to reflect the continued convergence of their features with tablets and other computing devices. Prior years have been recast for comparability.

(2) The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to adjusted gross profit, adjusted SG&A, adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	Aug 3, 2013		Aug 4, 2012
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$2,136	27.4%	$1,896	24.3%
LCD settlements	(264)	(3.4)%	—	—%
Adjusted gross profit	$1,872	24.0%	$1,896	24.3%

SG&A	$1,715	22.0%	$1,722	22.1%
Non-restructuring asset impairments - SG&A	(13)	(0.2)%	(1)	—%
LCD settlement legal fees and costs	(35)	(0.4)%	—	—%
Adjusted SG&A	$1,667	21.3%	$1,721	22.1%

Operating income	$420	5.4%	$83	1.1%
Net LCD settlements	(229)	(2.9)%	—	—%
Non-restructuring asset impairments - SG&A	13	0.2%	1	—%
Restructuring charges	1	—%	91	1.2%
Adjusted operating income	$205	2.6%	$175	2.2%

International - Continuing Operations
SG&A	$334	22.4%	$360	23.4%
Non-restructuring asset impairments - SG&A	(2)	(0.1)%	(1)	(0.1)%
Adjusted SG&A	$332	22.3%	$359	23.4%

Operating income (loss)	$(7)	(0.5)%	$5	0.3%
Non-restructuring asset impairments - SG&A	2	0.1%	1	0.1%
Restructuring charges	6	0.4%	—	—%
Adjusted operating income	$1	0.1%	$6	0.4%

Consolidated - Continuing Operations
Gross profit	$2,469	26.5%	$2,261	24.2%
LCD settlements	(264)	(2.8)%	—	—%
Adjusted gross profit	$2,205	23.7%	$2,261	24.2%

SG&A	$2,049	22.0%	$2,082	22.3%
Non-restructuring asset impairments - SG&A	(15)	(0.2)%	(2)	—%
LCD settlement legal fees and costs	(35)	(0.4)%	—	—%
Adjusted SG&A	$1,999	21.5%	$2,080	22.3%

Operating income	$413	4.4%	$88	0.9%
Net LCD settlements	(229)	(2.5)%	—	—%
Non-restructuring asset impairments - SG&A	15	0.2%	2	—%
Restructuring charges	7	0.1%	91	1.0%
Adjusted operating income	$206	2.2%	$181	1.9%

Net earnings	$237		$31
After-tax impact of net LCD settlements	(147)		—
After-tax impact of non-restructuring asset impairments - SG&A	10		1
After-tax impact of restructuring charges	5		57
After-tax impact of gain on sale of investments	(9)		—
Income tax impact of Best Buy Europe sale[1]	16		—
Adjusted net earnings	$112		$89

Diluted EPS	$0.69		$0.09
Per share impact of net LCD settlements	(0.43)		—
Per share impact of non-restructuring asset impairments - SG&A	0.03		—
Per share impact of restructuring charges	0.01		0.17
Per share impact of gain on sale of investments	(0.03)		—
Per share impact of income tax impact of Best Buy Europe sale[1]	0.05		—
Adjusted diluted EPS	$0.32		$0.26

	Six Months Ended		Six Months Ended
	Aug 3, 2013		Aug 4, 2012
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$4,007	25.4%	$4,129	24.8%
LCD settlements[2]	(264)	(1.7)%	—	—%
Adjusted gross profit	$3,743	23.7%	$4,129	24.8%

SG&A	$3,363	21.3%	$3,533	21.3%
Non-restructuring asset impairments - SG&A	(17)	(0.1)%	(14)	(0.1)%
LCD settlement legal fees and costs	(35)	(0.2)%	—	—%
Adjusted SG&A	$3,311	21.0%	$3,519	21.2%

Operating income	$642	4.1%	$378	2.3%
Net LCD settlements	(229)	(1.5)%	—	—%
Non-restructuring asset impairments - SG&A	17	0.1%	14	0.1%
Restructuring charges	2	—%	218	1.3%
Adjusted operating income	$432	2.7%	$610	3.7%

International - Continuing Operations
SG&A	$682	23.6%	$742	24.0%
Non-restructuring asset impairments - SG&A	(10)	(0.3)%	(2)	(0.1)%
Adjusted SG&A	$672	23.2%	$740	24.0%

Operating loss	$(61)	(2.1)%	$(26)	(0.8)%
Non-restructuring asset impairments - SG&A	10	0.3%	2	0.1%
Restructuring charges	11	0.4%	—	—%
Adjusted operating loss	$(40)	(1.4)%	$(24)	(0.8)%

Consolidated - Continuing Operations
Gross profit	$4,639	24.8%	$4,845	24.6%
LCD settlements	(264)	(1.4)%	—	—%
Adjusted gross profit	$4,375	23.4%	$4,845	24.6%

SG&A	$4,045	21.7%	$4,275	21.7%
Non-restructuring asset impairments - SG&A	(27)	(0.1)%	(16)	(0.1)%
LCD settlement legal fees and costs	(35)	(0.2)%	—	—%
Adjusted SG&A	$3,983	21.3%	$4,259	21.6%

Operating income	$581	3.1%	$352	1.8%
Net LCD settlements[2]	(229)	(1.2)%	—	—%
Non-restructuring asset impairments - SG&A	27	0.1%	16	0.1%
Restructuring charges	13	0.1%	218	1.1%
Adjusted operating income	$392	2.1%	$586	3.0%

Net earnings	$334		$200
After-tax impact of net LCD settlements	(147)		—
After-tax impact of non-restructuring asset impairments - SG&A	19		10
After-tax impact of restructuring charges	9		141
After-tax impact of gain on sale of investments	(9)		—
Income tax impact of Best Buy Europe sale[1]	16		—
Adjusted net earnings	$222		$351

Diluted EPS	$0.97		$0.59
Per share impact of net LCD settlements[2]	(0.43)		—
Per share impact of non-restructuring asset impairments - SG&A	0.06		0.03
Per share impact of restructuring charges	0.03		0.41
Per share impact of gain on sale of investments	(0.03)		—
Per share impact of income tax impact of Best Buy Europe sale[1]	0.05		—
Adjusted diluted EPS	$0.65		$1.03

(1) Tax impact of Best Buy Europe sale and resulting required tax allocation between continuing and discontinued operations.

(2) Settlements reached prior to Q2 FY14 are not included.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of Adjusted ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	Aug 3, 2013[2]	Aug 4, 2012[2]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$401	$1,732
Operating loss - discontinued operations	(131)	(1,489)
Total operating income	270	243
Add: Operating lease interest[3]	574	597
Add: Investment income	37	33
Less: Net earnings attributable to noncontrolling interest (NCI)	(30)	(1,219)
Less: Income taxes[4]	(714)	(948)
NOPAT	$137	$(1,294)
Add: Restructuring charges, impairments and other adjustments[5]	1,135	1,779
Add: NCI impact of BBYM profit share buyout, restructuring charges and impairments	(39)	1,202
Adjusted NOPAT	$1,233	$1,687

Average Invested Capital
Total assets	$15,491	$17,308
Less: Excess Cash[6]	(794)	(888)
Add: Capitalized operating lease obligations[7]	9,190	9,547
Total liabilities	(11,742)	(12,502)
Exclude: Debt[8]	1,919	2,190
Less: Noncontrolling interests	(478)	(640)
Average invested capital	$13,586	$15,015

Adjusted return on invested capital (ROIC)	9.1%	11.2%

Calculation of Return on Assets[1]
	Aug 3, 2013[2]	Aug 4, 2012[2]
Net loss including noncontrolling interests	$(203)	$(274)
Total assets	15,491	17,308
Return on assets (ROA)	(1.3)%	(1.6)%

(1) The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.
(2) Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.
(3) Operating lease interest represents the add-back to operating income driven by the capitalization of our lease obligations using a multiple of eight times annual rent expense and represents 50% of our annual rental expense, which we consider it to be an appropriate multiple for our lease portfolio.
(4) Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.
(5) Includes all restructuring charges in costs of goods sold and operating expenses, goodwill and tradename impairments, non-restructuring impairments, Q2 FY14 LCD legal settlements and the BBE transaction costs.
(6) Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.
(7) The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.
(8) Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.